Exhibit 99.1

Recro Pharma Reports Year End 2016 Financial Results

Reports 2016 Revenues of $69.3 Million Exceeding Previously Provided Guidance

On Track to File NDA with U.S. FDA for IV Meloxicam in Summer 2017

Announced Positive Results from Two Pivotal Phase III Trials Demonstrating the

Efficacy and Safety of IV Meloxicam, in Both Hard and Soft Tissue Models

Enrollment Complete in Ongoing IV Meloxicam Phase III Safety Trial

MALVERN, PA, March 6, 2017 – Recro Pharma, Inc. (NASDAQ:REPH), a revenue generating specialty pharmaceutical company focused on therapeutics for hospital and other acute care settings, today reported financial results for the year ended December 31, 2016.

“In the fourth quarter of 2016, we achieved a significant milestone in the development of our lead product candidate, intravenous (IV) meloxicam, with the reporting of positive results from the second of two pivotal efficacy trials,” said Gerri Henwood, President and Chief Executive Officer of Recro. “We believe IV meloxicam is well positioned to be a key product offering in the acute pain space given the urgent need for alternatives to traditionally prescribed opioids, which are often associated with side effects ranging from severe GI effects to abuse and addiction. Now that enrollment is complete in our IV meloxicam program, we look forward to several catalysts including the completion of follow-up for the 700+ enrolled patients in the third and final Phase III safety study for IV meloxicam, followed by an anticipated NDA filing during the summer of this year.”

2016 Highlights and Recent Developments

•	Strong Gainesville Manufacturing Performance. Recro’s manufacturing business continued to perform well with revenues of $69.3 million for the year ended December 31, 2016, exceeding the Company’s financial guidance of approximately $60+ million, and generating positive cash flow for the Company.

•	Strengthened Balance Sheet with Underwritten Common Stock Offering. In December 2016, Recro completed an underwritten public offering of 6,670,000 shares of its common stock at a price of $6.00 per share, from which the Company raised a total of approximately $36.9 million in net proceeds.

•	Appointed Bryan M. Reasons to the Board of Directors. As previously announced, effective March 3, 2017, Bryan M. Reasons was appointed to Recro’s Board of Directors. Mr. Reasons currently serves as Senior Vice President of Finance and Chief Financial Officer of Impax Laboratories. Prior to joining Impax in 2012, he held positions of increasing responsibility, including financial leadership roles at Cephalon, Inc., Teva Pharmaceutical Industries Ltd., DuPont and PricewaterhouseCoopers LLP. Mr. Reasons fills the Board seat of Dr. Abraham Ludomirski. Dr. Ludomirski served as a director since 2008, and we are grateful for his longstanding support of Recro and its goals.

•	Completed Enrollment in Phase III Safety Study of IV Meloxicam. In February 2017, Recro announced completion of enrollment in its Phase III, multicenter, randomized, double-blind, safety study evaluating IV meloxicam following major elective surgery. Patient follow-up visits must still be completed. The completion of enrollment in this study marks the enrollment of all patients needed for the planned NDA submission for IV meloxicam.

•	Announced Positive Data from Two Pivotal Phase III Trials of IV Meloxicam. In November 2016, Recro reported positive data from the second of two pivotal Phase III efficacy trials of IV meloxicam. In this multicenter, randomized, double-blind, placebo-controlled trial in abdominoplasty patients, IV meloxicam achieved its primary endpoint of a statistically significant reduction in Summed Pain Intensity Difference (SPID) over 24 hours (SPID24) versus placebo. The study achieved 10 of the trial’s secondary endpoints. IV meloxicam was also well tolerated as compared to placebo in this trial. In July 2016, Recro reported positive results from the first pivotal Phase III efficacy trial of IV meloxicam in bunionectomy patients. In this multicenter, randomized, double-blind, placebo-controlled trial, IV meloxicam achieved its primary endpoint of a statistically significant reduction in SPID over the first 48 hours (SPID48) compared to placebo. The study also achieved 15 of the trial’s secondary endpoints, and IV meloxicam was well tolerated compared to placebo.

Recro has conducted a PK study in subjects over 65 years of age with mild renal function impairment, and believes IV meloxicam does not cause clinically meaningful changes in meloxicam PK levels in those subjects compared to healthy volunteers. In addition, a study evaluating the impact of IV meloxicam on ECG parameters was conducted and Recro believes meloxicam even at elevated doses, does not produce a clinically meaningful impact on ECG parameters.

Financial Results

As of December 31, 2016, Recro had cash and cash equivalents of $64.5 million.

Revenues and COGS for the year ended December 31, 2016 were $69.3 million and $37.2 million, respectively, which were higher than revenues and COGS of $52.0 million and $28.1 million, respectively, for the comparable period in 2015, as we owned the manufacturing business for nine months in 2015, compared to twelve months in 2016. Revenues for 2016 included $2.3 million for a one-time contractual true-up from one of the Company’s commercial partners and $1.1 million in higher profit-share revenue as a result of another commercial partner’s expanded customer base. As expected, 2016 fourth quarter production levels were lower than the rest of the year due to scheduled year-end plant maintenance and fourth-quarter customer ordering patterns.

Research and development expenses for the year ended December 31, 2016 were $33.3 million, compared to $12.3 million for the same period in 2015. These increases were primarily due to the Company’s IV meloxicam Phase III clinical trial expenses, partially offset by a decrease in pipeline clinical expenses and pre-commercial manufacturing expenses.

General and administrative expenses for the year ended December 31, 2016 were $12.7 million, compared to $13.0 million for the same period in 2015. These decreases were primarily due to lower professional fees, due to expenses incurred with the 2015 Gainesville transaction, offset by higher headcount and pre-commercialization marketing expenses in 2016.

Amortization of intangibles for the year ended December 31, 2016 was $2.6 million, compared to $1.9 million for the same period in 2015, as we owned the manufacturing business for twelve months in 2016 compared to nine months during 2015.

Interest expense was $5.6 million during both years ended December 31, 2016 and 2015, as a result of interest expense incurred on our OrbiMed senior secured term loan and amortization of the related financing costs. Though the debt has been paid down by $22.7 million, interest expense in 2016 equaled 2015 as the interest for 2016 was for a full year compared to a nine-month period in 2015.

For the year ended December 31, 2016, Recro reported a net loss of $30.2 million, or $2.82 per share, compared to net income of $3.0 million, or $0.21 per share, for the comparable period in 2015. 2015 included a one-time tax benefit of $15.6 million primarily associated with the release of a valuation allowance against deferred tax assets.

Financial Guidance

For 2017, the Company expects to generate revenue in the range of $55-60 million, given existing contracts and timing of customer order patterns, as well as our ability to estimate our customer’s product market performance. The revenue guidance is consistent with guidance previously provided.

About Injectable Meloxicam

Meloxicam is a long-acting, preferential COX-2 inhibitor that possesses analgesic, anti-inflammatory, and antipyretic activities, which are believed to be related to the inhibition of cyclooxygenase (COX) and subsequent reduction in prostaglandin biosynthesis. IV meloxicam was designed using a NanoCrystal® platform, a technology that enables enhanced bioavailability of poorly water-soluble drug compounds.

About Recro Pharma, Inc.

Recro is a specialty pharmaceutical company that operates through two business divisions, an Acute Care, hospital product division and a revenue-generating contract development and manufacturing, or CDMO division, located at the Company’s Gainesville facility. The Acute Care division is primarily focused on developing innovative products for hospital and other acute care settings. The Company’s lead product candidate is a proprietary injectable form of meloxicam, a long-acting preferential COX-2 inhibitor. IV, meloxicam has successfully completed four Phase II clinical trials in the treatment of moderate to severe post-operative pain and two pivotal Phase III clinical efficacy trials in patients following bunionectomy and abdominoplasty surgeries. As injectable meloxicam is in the non-opioid class of drugs, the Company believes it will overcome many of the issues associated with commonly prescribed opioid therapeutics, including respiratory depression, constipation, excessive nausea and vomiting, as well having no addictive potential while maintaining meaningful analgesic effects for relief of pain. The Company’s CDMO division leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services, for commercial partners who commercialize or plan to commercialize these products. These collaborations result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for its CDMO division and it contributes non-dilutive funding for the development and pre-commercialization activities of its Acute Care division.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward looking statements. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: results and timing of the clinical trials of injectable meloxicam; the ability to obtain and maintain regulatory approval of injectable meloxicam and, and the labeling under any such approval, regulatory developments in the United States and foreign countries; the Company’s ability to achieve its financial goals, including financial guidance: the Company’s ability to raise future financing for continued development and the payment of milestones; the Company’s ability to pay its debt; customer product performance and ordering patterns, the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; and the successful commercialization of injectable meloxicam. In addition, the forward looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro’s business and future results included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov. Recro assumes no obligation to update any such forward looking statements.

CONTACT:

Media Contact:

Argot Partners

Eliza Schleifstein

(973) 361-1546

eliza@argotpartners.com

Investor Relations Contact:

Argot Partners

Susan Kim/Natalie Wildenradt

(212) 600-1902

susan@argotpartners.com

natalie@argotpartners.com

Recro Pharma, Inc.

Michael Celano

(484) 395-2413

mcelano@recropharma.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(amounts in thousands, except share and per share data)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$64,483	$19,779
Accounts receivable	10,411	8,580
Inventory	8,746	8,982
Prepaid expenses and other current assets	1,118	793
Deferred equity costs	—	542

Total current assets	$84,758	$38,676
Property, plant and equipment,net	37,300	37,922
Deferred income taxes	17,060	15,637
Intangible assets,net	37,433	40,016
Goodwill	6,446	6,446

Total assets	$182,997	$138,697

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	4,132	1,553
Accrued expenses	9,893	3,418
Current portion of long-term debt	2,236	4,516

Total current liabilities	16,261	9,487
Long-term debt	22,152	25,244
Warrants	3,397	3,770
Contingent consideration	69,574	59,846

Total liabilities	111,384	98,347

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding.	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares, issued and outstanding, 19,043,216 shares at December 31, 2016 and 9,224,315 shares at December 31, 2015	190	92
Additional paid in-capital	132,691	71,321
Accumulated deficit	(61,268)	(31,063)

Total shareholders’ equity	71,613	40,350

Total liabilities and shareholders’ equity	$182,997	$138,697

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(amounts in thousands, except share and per share data)

	Year Ended December 31,
	2016	2015
Revenue:
Manufacturing, royalty and profit sharing revenue	$67,594	$49,284
Research and development revenue	1,743	2,668

Total revenue	69,337	51,952

Operating expenses:
Cost of sales (excluding amortization of intangible assets)	37,152	28,054
Research and development	33,278	12,281
General and administrative	12,742	13,017
Amortization of intangible assets	2,583	1,884
Change in warrant valuation	(373)	(1,560)
Change in contingent consideration valuation	9,728	5,246

Total operating expenses	95,110	58,922

Operating loss	(25,773)	(6,970)
Other income (expense):
Interest income	49	12
Interest expense	(5,588)	(5,560)

Net loss before income taxes	$(31,312)	$(12,518)

Income tax benefit	1,107	15,551

Net income (loss)	$(30,205)	$3,033

Basic net income (loss) per common share	$(2.82)	$0.36

Diluted net income (loss) per common share	$(2.82)	$0.21

Weighted average basic common shares outstanding	10,721,928	8,491,025

Weighted average diluted common shares outstanding	10,721,928	8,749,234